UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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ThermoGenesis Corp.
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ThermoGenesis Corp.
2711 Citrus Road
Rancho Cordova, CA 95742
Telephone (916) 858-5100
To the Stockholders of ThermoGenesis Corp.:
     You are cordially invited to attend the Annual Meeting of Stockholders of ThermoGenesis Corp. (the “Company”) to be held at 9:00 a.m. (PST), on December 14, 2007, at Sacramento Marriott, Rancho Cordova, located at 11211 Point East Dr., Rancho Cordova, Ca. 95742.
     At the meeting, you will be asked (i) to elect five (5) directors of the Company, (ii) to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year, (iii) to vote on a stockholder proposal for an amendment to the Bylaws relating to election of Directors, and (iv) to consider any other matters that properly come before the meeting. These matters are disclosed in detail in the attached proxy statement.
     The accompanying Notice of the Annual Meeting of Stockholders and Proxy Statement contain information about the matters to be considered and acted upon, and you should read the material carefully.
     We hope you will be able to attend the meeting. However, whether or not you plan to attend the meeting in person, to help assure us of a quorum, please complete, date and sign the enclosed proxy card and mail it in the postage-paid envelope provided as promptly as possible. Your proxy may be revoked at any time prior to the time it is voted.
/s/ Hubert Huckel
Dr. Hubert Huckel
 Chairman of the Board
October 16, 2007
Rancho Cordova, California

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 14, 2007
INFORMATION CONCERNING THE SOLICITATION
RECORD DATE AND VOTING RIGHTS
PROPOSAL 1—ELECTION OF DIRECTORS
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 — STOCKHOLDER PROPOSAL REGARDING THE MANNER IN WHICH DIRECTORS ARE ELECTED
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
DIRECTOR COMPENSATION

ThermoGenesis Corp.
2711 Citrus Road
Rancho Cordova, CA 95742
Telephone (916) 858-5100
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 14, 2007

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ThermoGenesis Corp. (the “Company”), a Delaware corporation, will be held at the Sacramento Marriott, Rancho Cordova, located at 11211 Point East Dr., Rancho Cordova, Ca. 95742, on Friday, December 14, 2007, at 9:00 a.m. (PST) for the following purposes:
1.	To elect five (5) directors to hold office until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year;

3.	To vote on a stockholder proposal for an amendment to the Bylaws relating to election of Directors; and

4.	To transact such other business as may properly come before the meeting.
     The Board of Directors of the Company has fixed the close of business on November 1, 2007, as the record date for determining those stockholders who will be entitled to vote at the meeting or any postponement or adjournment thereof. Stockholders are invited to attend the meeting in person.
     Please sign and date the accompanying proxy card and return it promptly in the enclosed postage-paid envelope whether or not you plan to attend the meeting in person. If you attend the meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proxy may be revoked at any time prior to the time it is voted.
By Order of the Board of Directors
/s/ David C. Adams
David C. Adams
Corporate Secretary
October 16, 2007
Rancho Cordova, California
YOUR VOTE IS IMPORTANT
     YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. ANY PROXY GIVEN BY YOU MAY BE REVOKED BY WRITTEN NOTIFICATION TO THE COMPANY’S CORPORATE SECRETARY, BY FILING A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ATTENDING THE ANNUAL MEETING IN PERSON AND VOTING BY BALLOT.

ThermoGenesis Corp.
2711 Citrus Road
Rancho Cordova, CA 95742
Telephone (916) 858-5100
PROXY STATEMENT
INFORMATION CONCERNING THE SOLICITATION
     We are furnishing this proxy statement to you in connection with the fiscal year 2007 Annual Meeting of Stockholders of ThermoGenesis Corp. (the “Company”) to be held on Friday, December 14, 2007, at 9:00 a.m. (PST) at the Sacramento Marriott, Rancho Cordova, located at 11211 Point East Dr., Rancho Cordova, CA 95742, and at any postponement or adjournment thereof (the “Meeting”).
     Only stockholders of record on November 1, 2007, are entitled to notice of and to vote at the Meeting. As used in this Proxy Statement, the terms “we,” “us” and “our” also refer to the Company.
     The proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted at the Meeting in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted “FOR” the nominees for the Board of Directors, “FOR” ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008, “AGAINST” an amendment of the Bylaws for election of Directors, and at the proxy holder’s discretion, on such other matters, if any, which may properly come before the Meeting (including any proposal to adjourn the Meeting). Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by: (i) filing with the Company written notice of its revocation addressed to: Corporate Secretary, ThermoGenesis Corp., 2711 Citrus Road, Rancho Cordova, California 95742, (ii) submitting a duly executed proxy bearing a later date, or (iii) appearing at the Meeting and giving the Corporate Secretary notice of his or her intention to vote in person.
     This proxy is solicited on behalf of the Board of Directors of the Company. The Company will bear the entire cost of preparing, assembling, printing and mailing proxy materials furnished by the Board of Directors to stockholders. Copies of proxy materials will be furnished to brokerage houses, fiduciaries and custodians to be forwarded to beneficial owners of the Company’s stock entitled to vote. In addition to the solicitation of proxies by use of the mail, some of our officers, directors and employees may, without additional compensation, solicit proxies by telephone or personal interview.
     Our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, including financial statements, is included in this mailing. Such report and financial statements are not a part of this proxy statement except as specifically incorporated herein.
     This Proxy Statement and form of proxy were first mailed on November 16, 2007 to stockholders of record as of November 1, 2007.
Help Us Reduce Costs of Our Annual Meeting
     To help the Company reduce costs related to our annual meeting, we ask all stockholders who vote through the Internet to consent to electronic delivery of mailings related to future stockholder meetings. Companies may make their proxy statements and annual reports available online and eliminate mailing hard copies of these documents to those stockholders who consent in advance to electronic distribution. If you hold shares in your own name and you are voting via the Internet, you can consent online when you vote. If you hold shares through an intermediary, such as a broker or bank, please refer to the information provided by your bank or broker for instructions on how to consent to electronic distribution.

RECORD DATE AND VOTING RIGHTS
     The Company is currently authorized to issue up to 80,000,000 shares of Common Stock, $0.001 par value and 2,000,000 shares of Preferred Stock, $0.001 par value. As of October 25, 2007, 55,701,175 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were outstanding. Each share of Common Stock shall be entitled to one (1) vote on all matters submitted for stockholder approval. The record date for determination of stockholders entitled to notice of and to vote at the Meeting is November 1, 2007.
     A majority of the outstanding shares of Common Stock of the Company, entitled to vote must be represented in person or by proxy at the Meeting to constitute a quorum for the transaction of business.
     Under Delaware law, abstentions and broker non-votes are counted as present for determining quorum. For the election of directors, the nominees for director who receive the most votes will become our directors. There are no cumulative voting rights. A majority of quorum is required to approve all other proposals. Abstentions are treated as a vote against the proposal and broker non-votes will not be counted either for or against any proposal to determine if a proposal is approved.
PROPOSAL 1—ELECTION OF DIRECTORS
General Information
     Our bylaws presently provide that the authorized number of directors may be fixed by resolution of the Board from time to time, with a minimum of not less than three (3) directors and a maximum of seven (7) directors. The Board currently has fixed the authorized number of directors at five (5) and is actively seeking possible additional candidates for the Board whose experience and relationships will materially add to those attributes possessed by the five members currently proposed for the Board.
     At the Meeting, stockholders will be asked to elect the nominees for director listed below, each of whom is a current member of the Company’s Board of Directors.
Nominees for Director
     The nominees for director have consented to being named as nominees in this Proxy Statement and have agreed to serve as directors, if elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five (5) nominees named below. If any nominee of the Company is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The Board of Directors has no reason to believe that any of the nominees will be unavailable for election. The Directors who are elected shall hold office until the next Annual Meeting of Stockholders or until their earlier death, resignation or removal, or until their successors are elected and qualified.
     The following sets forth the persons nominated by the Board of Directors for election and certain information with respect to those individuals:

Nominee	Age
Philip H. Coelho	63
Hubert E. Huckel, M.D.	76
Patrick McEnany	60
Woodrow A. Myers Jr, M.D.	53
William R. Osgood, Ph.D.	62

Biographies

Philip H. Coelho	Director since 1986
     Effective July 30, 2007, Mr. Coelho transitioned into the role of Chief Technology Architect of the Company. Prior to that time, he served as the Company’s Chief Executive Officer since 1989. Mr. Coelho is a member of the Board of Directors and served as Chairman of the Board of Directors from 1986 to September 2007. Mr. Coelho was President of Castleton, Inc. from October 1983 until October 1986. Castleton developed and previously licensed the Insta Cool technology to the Company. Mr. Coelho serves on the Board of Directors of Catalyst Pharmaceuticals, Inc. and previously served on the Board of Directors of Kourion Therapeutics, GMBH and Mediware Information Systems Inc. Mr. Coelho has a Bachelor of Science degree in Mechanical Engineering from the University of California, Davis and is the inventor or co-inventor on the majority of the Company’s patents.

Hubert E. Huckel, M.D., Chairman	Director since 1997
     Dr. Huckel joined the Board of Directors in 1997. He has served as Chairman of the Board of Directors since September 2007. He is a co-founder of Catalyst Pharmaceuticals, Inc. and is a member of the board of directors. In addition, he is on the Board of Directors of Titan Pharmaceuticals, Inc. He spent 29 years with the Hoechst Group (“Hoechst” now “Sanofi-Aventis”), and was at the time of his retirement, Executive Chairman of the Board of Hoechst-Roussel Pharmaceuticals, Inc. Dr. Huckel received his M.D. degree from the University of Vienna, Austria, and is a member of the Rockefeller University Council.

Patrick McEnany	Director rejoined in 1997
     Mr. McEnany is co-founder, Chairman, President and Chief Executive Officer of Catalyst Pharmaceutical Partners, Inc., a drug development company. Mr. McEnany has served as Catalyst’s CEO and a director since its formation in January 2002. From 1991 to April of 1997, Mr. McEnany was Chairman and President of Royce Laboratories, Inc., a Miami, Florida based manufacturer of generic prescription drugs. From 1997 to 1998, after the merger of Royce Laboratories, Inc., into Watson Pharmaceuticals, Inc., Mr. McEnany served as President of the wholly-owned Royce Laboratories subsidiary and Vice President of Corporate Development for Watson Pharmaceuticals, Inc. From 1993 through 1997, he also served as Vice Chairman and director of the National Association of Pharmaceutical Manufacturers. He currently serves on the Board of Directors for Renal CarePartners, Inc., an operator of kidney dialysis centers, and Jackson Memorial Hospital Foundation.

Woodrow Myers, M.D.	Director since 2006
     Dr. Myers joined the Board of Directors in June 2006. Dr. Myers founded Myers Ventures LLC to facilitate his interests in international health, where he currently provides healthcare consulting and investments. From 2000 to 2005, Dr. Myers served as Executive Vice President and Chief Medical Officer of WellPoint Health Networks, managing WellPoint’s Healthcare Quality Assurance Division, which had responsibility for medical policy, clinical affairs and member advocacy. From 1996 to 2000, Dr. Myers served as Director of Health Care Management at Ford Motor Company. Currently Dr. Myers serves on the board of directors of Genomic Health [GHDX], Express Scripts [ESRX] and Stanford University Hospital, he is a Visiting Professor of Medicine at UCLA School of Medicine, a member of the Institute of Medicine and the National Academy of Science and a Master of the American College of Physicians. Dr. Myers received a Doctor of Medicine degree from Harvard medical School, a MBA and BS from Stanford University and is a former Robert Wood Johnson Foundation Clinical Scholar.

William R. Osgood, Ph.D.	Director since 2007
     Effective July 30, 2007, Dr. Osgood was appointed Chief Executive Officer and to the Board of Directors. Dr. Osgood joined the Company in January 2007, serving as General Manager of Operations until April 26, 2007, when he was appointed President and Chief Operating Officer. Prior to joining the Company Dr. Osgood worked for or was responsible to The Sorin Group, which holds a conglomerate of companies dedicated to medical technology and product development for treatment of cardiovascular and renal disease. Of such companies held by Sorin Group, from June 2001 to March 2006, Dr. Osgood was the Vice President/General Manager of COBE Cardiovascular, Inc. In March 2006 Dr. Osgood was promoted to Senior Vice President, Cardiopulmonary Business Line. Dr. Osgood holds the following degrees from the University of California, Los Angeles: BS in Engineering, MS in Control Theory, MBA and Ph.D. in Systems Engineering.

RECOMMENDATION OF THE BOARD
     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED ABOVE.
PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for our fiscal year ending June 30, 2008. E&Y also served as the Company’s independent registered public accounting firm for our 2007 fiscal year. The Board of Directors concurs with the appointment and is submitting the appointment of E&Y as our independent registered public accounting firm for stockholder ratification at the annual meeting.
     A representative of E&Y is expected to be present at the annual meeting. The E&Y representative will have an opportunity to make a statement if he or she wishes to do so and will be available to respond to appropriate questions from stockholders.
     Our Bylaws do not require that the stockholders ratify the appointment of E&Y as our independent registered public accounting firm. We are seeking ratification because we believe it is a good corporate governance practice. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain E&Y, but may retain E&Y in any event. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.
RECOMMENDATION OF THE BOARD
     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT YEAR.
PROPOSAL 3 – STOCKHOLDER PROPOSAL REGARDING THE MANNER IN WHICH DIRECTORS ARE ELECTED
     Walter Purnell has submitted the following proposal. The address and the number of voting securities held by Mr. Purnell shall be provided to the stockholders upon receiving oral or written request.
PROPOSAL
     Resolved that the stockholders of ThermoGenesis Corp amend the by-laws of the company and/or certificate of incorporation and other legal documents of the company to provide for the following:
1.	That Directors in an uncontested election shall be elected by a majority of the shares present in person or represented by proxy, provided a quorum is present at the meeting;

2.	That Directors in contested elections shall be elected by a plurality;

3.	That in the instance on an uncontested election, a director who is recommended by the Board of Directors for reelection will execute a conditional resignation, effective only if the votes against his or her election exceed the votes in favor of his or her election;

4.	That in the case of the conditional resignation becoming effective, the Board member will leave the board on the earlier of the selection of a new Director, or, 90 days after the vote is determined; and

5.	That a Director who resigns per (4) shall not be re-nominated by the Board of Directors for a subsequent term.
     The following statement has been submitted in support of the resolution.
     “Across the US corporate landscape a wave of change is occurring in matters of corporate governance. Over the last several years steps to improve disclosure, accountability and responsiveness have been put in place both by corporations and by the governing bodies. One of the most important and frequently adopted changes has been implementing majority voting for directors in place of the outmoded current system. General Electric, Pfizer, Intel, Nisource and dozens of other companies have implemented one of the various forms of this change over the last few years and dozens more are being proposed for this proxy season.
     As majority voting proposals have been enacted some concerns appeared and the later proposals have attempted to tighten the rules. The proposal submitted here has been structured to take advantage of the lessons learned in earlier proposals by providing alternate rules for contested elections (where there are more candidates for Director than there are openings) and providing definitive rules for dealing with a failed election.
     Recently several governing bodies have enacted legislation to support and encourage majority voting proposals. For example, Delaware recently passed an amendment to the Delaware General Corporate Law (DGCL) providing that a corporation can make a resignation effective upon the occurrence of a future event (i.e., a corporation is permitted to enforce a director’s resignation conditioned upon the failure of the director to achieve a specified vote for reelection). California enacted Senate Bill 1207 (effective January 1, 2007) describing how a timetable may be set for removal from the board of a Director who fails to get the required number of votes. I have used that language in this proposal.
     ThermoGenesis is a company in a critical field that is moving toward becoming a world class provider of state of the art medical equipment. It should also have state of the art governance. I strongly recommend that shareholders approve this proposal.”
BOARD OF DIRECTORS’ RESPONSE
     The Board believes that adherence to sound corporate governance policies and practices is important in ensuring that ThermoGenesis is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of its stockholders. It is equally important to ensure that the mechanisms through which stockholders participate are those that best serve the interests of the company and its stockholders. Delaware law provides that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to be voted in a director election, so long as a quorum is present at the meeting. This proposal would alter this longstanding and widespread election voting procedure. For the following reasons, at this time, the Board of Directors believes it would not be in the best interests of ThermoGenesis stockholders to change the method by which directors are elected.

     First, given ThermoGenesis’ record of strong corporate practices, we believe that this proposal is unnecessary. In fact, in our view, it is that strong record that accounts for the extremely high level of support our director candidates have received over the years. ThermoGenesis’ directors have historically received votes in excess of 65 % of the outstanding shares and in excess of 80% of the shares voted in the election of directors.
     Second, the Board of Directors already considers stockholder interests and desires in making its director nominations. The Governance & Nominating Committee of the Board of Directors, comprised entirely of independent directors, considers a set of criteria in selecting candidates for election to the board and considers candidates recommended by stockholders in the same manner as other candidates. Consequently, adoption of this proposal is not necessary in order to compel or encourage the board to consider stockholder interests and desires.
     Third, we believe this proposal has the potential for unintended negative consequences. For example, a majority voting standard will take away from the stockholders a very important and effective means of expressing to the board their concerns about certain matters. So-called “Just Vote No Campaigns” have been effective in changing policies at numerous corporations. If a majority vote standard is adopted, stockholders will be reluctant to use their withhold vote to express concern since it could result in the removal of a director which may not be the stockholders’ intent. In addition, adoption of the proposal could force the company to deal with the consequences of a “failed election,” or one in which one or more directors are not seated on the Board. Among other negative consequences, such a circumstance could affect the company’s compliance with listing standards or other requirements for maintaining independent directors or directors who are financial experts.
     The practical difficulties and issues surrounding the implementation of a majority voting standard are currently being discussed and evaluated by governmental authorities, scholars, corporations and investors. As a result, various alternatives to a majority voting standard are being considered and implemented. The Board of Directors will follow this evolving area and believes that, given the current uncertainties as to the legal and practical implications of a majority vote standard, such as the possibility of a failed election as mentioned above, making amendments to the Company’s Bylaws is not a productive way to address the proponent’s concerns at this time. The Board of Directors is committed to maintaining the highest standards of corporate governance, and in the event a workable consensus as to best practices emerges, will carefully consider whether such a change is in the best interests of ThermoGenesis’ stockholders.
     Until that time, the Board of Directors strongly urges stockholders to vote against the proposal to require majority voting for the election of directors.
RECOMMENDATION OF THE BOARD
     FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.
Security Ownership of Certain Beneficial Owners and Management
     The Company has only one class of stock outstanding, its common stock. The following table sets forth certain information as of September 30, 2007, with respect to the beneficial ownership of our common stock for (i) each director, (ii) each Named Executive Officer, (iii) all of our directors and officers as a group, and (iii) each person known to us to own beneficially five percent (5%) or more of the outstanding shares of our Common Stock. As of September 30, 2007, there were 55,701,175 shares of Common Stock outstanding.

     Unless otherwise indicated, the address for each listed stockholder is: ThermoGenesis Corp., 2711 Citrus Road, Rancho Cordova, California 95742. To our knowledge, except as indicated in the footnotes to this table or pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.

	Amount and
	Nature of
Name and Address of	Beneficial
Beneficial Owner	Ownership(1)		Percent of Class

John Chapman, Ph.D.	24,000	(2)	*	%
Philip H. Coelho	1,217,503	(3)	2.1%
Hubert E. Huckel, M.D.	124,000	(4)	*	%
Dennis Marr, Ph.D.	24,000	(2)	*	%
Patrick McEnany	118,158	(5)	*	%
Woodrow A. Myers, M.D.	162,642	(6)	*	%
William R. Osgood, Ph.D.	50,000	(2)	*	%
Matthew T. Plavan	41,000	(7)	*	%
Kevin Simpson	—		*	%
Officers & Directors as a Group	1,761,303		3.1%

*	Less than 1%.

(1)	“Beneficial Ownership” is defined pursuant to Rule 13d-3 of the Exchange Act, and generally means any person who directly or indirectly has or shares voting or investment power with respect to a security. A person shall be deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of the security within 60 days, including, but not limited to, any right to acquire the security through the exercise of any option or warrant or through the conversion of a security. Any securities not outstanding that are subject to options or warrants shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by that person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(2)	Includes shares subject to options exercisable within 60 days of September 30, 2007.

(3)	Includes 217,503 shares, of which 6,000 shares are held in an IRA, and 1,000,000 shares issuable upon the exercise of options.

(4)	Includes 14,000 shares and 60,000 shares issuable upon the exercise of options. Also includes 50,000 shares owned by HEH Investment Partners, LP. Dr. Huckel is the general partner of HEH Investment Partners, LP.

(5)	Includes 57,329 shares and 60,000 shares issuable upon the exercise of options. Also includes 829 shares owned by McEnany Holding, Inc. Mr. McEnany is the sole shareholder of McEnany Holding, Inc.

(6)	Includes 122,642 shares and 40,000 shares issuable upon the exercise of options.

(7)	Includes 5,000 shares and 36,000 shares issuable upon the exercise of options.

Executive Officers of the Company
     Set forth below is information about the executive officers of the Company:

Name	Position	Age
Philip H. Coelho	Chief Executive Officer until July 30, 2007 then Chief Technology Architect	63

William R. Osgood, Ph.D.	President & Chief Operating Officer until July 30, 2007 then Chief Executive Officer	62

Matthew T. Plavan	Chief Financial Officer	43

John Chapman, Ph.D.	V.P. of Scientific Affairs until August 2007 then V.P of Research & Development and Scientific Affairs	53

Dennis F. Marr, Ph.D.	V.P. Research & Development until August 2007	43

Kevin Simpson	Former, President and Chief Operating Officer until September 2006 then President and General Manager of Surgical Wound Care until April 30, 2007.	49
     The Board of Directors appoints the executive officers. Executive officers serve at the pleasure of the Board. There are no family relationships between any of the directors, executive officers or key employees.
Biographies
     The biographies of Mr. Coelho and Dr. Osgood can be found under Proposal 1 – Election of Directors.
     Matthew T. Plavan joined ThermoGenesis in May of 2005 as Chief Financial Officer. Before joining the Company, Mr. Plavan served from 2002 to 2005 as Chief Financial Officer of StrionAir, Inc., an air purification product development and marketing company. Prior to that, Mr. Plavan was the Chief Financial Officer for a wireless device management Company, Reason Inc., from 2000 to 2002. During the preceding seven years, 1993 through 2000, Mr. Plavan served in a number of key financial and operating leadership roles within McKesson and McKesson-acquired companies, including most recently, Vice President of Finance for a $300 million ehealth division. Prior to that, Mr. Plavan was an audit manager in the Audit and Risk Advisory Services group of Ernst & Young LLP. Mr. Plavan became a Certified Public Accountant in 1992. Mr. Plavan earned his bachelor’s degree in business economics from the University of California at Santa Barbara.

     Dr. John Chapman, Ph.D. joined the Company in June 2005 as the Executive Director of Scientific Affairs, was promoted to Vice President of Scientific Affairs in March 2006 and was appointed Vice President of Research & Development and Scientific Affairs in August 2007. Prior to joining the Company, Dr. Chapman was Sr. Vice President of Research and Development at V.I. Technologies (Vitex). Prior to joining Vitex, he had 16 years of experience working for Baxter Healthcare in the divisions of Applied Sciences and Transfusion Therapies. Dr. Chapman earned his Bachelor of Science Degree in Chemistry from West Texas State University and his Doctor of Philosophy Degree in Interdisciplinary Toxicology from the University of Arkansas for Medical Sciences.
     Dr. Dennis F. Marr, Ph.D., PMP was Vice President of Research and Development from August 2004 until leaving in August 2007. Prior to joining the Company, Dr. Marr was employed by Baxter Healthcare Corporation. During his employment he served as Director, Device Development & Engineering from September 2001 to August 2004, Manager, Programs – R&D from January 2000 to September 2001 and Senior Engineering Specialist from January 1998 to December of 1999. Dr. Marr earned his Bachelor of Science Degree in Chemical Engineering from the University of Illinois Champaign-Urbana, his Doctor of Philosophy Degree in Chemical Engineering from the University of Wisconsin-Madison, and he is a certified Project Management Professional with the Project Management Institute.
     Mr. Kevin Simpson was President, General Manager of Surgical Wound Care until leaving in April 2007. From January 2003 to September 2006 Mr. Simpson was the Company’s President and Chief Operating Officer. In 2001 and 2002, Mr. Simpson was General Manager of the Pathogen Reduction Technology Business Unit at Gambro Healthcare, Inc. Prior to that, he was a Managing Consultant in the Strategy Group of Breakaway Solutions Inc., a provider of hosted business to business e-commerce applications and packaged applications from 2000 — 2001 Prior to that, Mr. Simpson spent eight years at Haemonetics Corporation, most recently as Vice President of the Commercial Plasma Business Unit and Vice President, Sales and Sales Operations for plasma sales. Mr. Simpson holds a Bachelor of Science in Mechanical Engineering from Purdue University and a Masters of Business Administration from Harvard Business School.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     This compensation discussion and analysis describes the material elements of the Company’s compensation programs as they relate to our executive officers who are listed in the compensation tables appearing elsewhere in this proxy statement. This compensation discussion and analysis focuses on the information contained in the following tables and related footnotes, but also describes other arrangements and actions taken since the end of fiscal 2007 to the extent such discussion enhances the understanding of our executive compensation for fiscal 2007. Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table, are referred to as the “named executive officers.”
Overview of Compensation Committee Role and Responsibilities
     The Compensation Committee of the Board of Directors oversees our compensation plans and policies, reviews and approves all decisions concerning named executive officers’ compensation, which may further be approved by the Board, and administers our stock option and equity plans, including reviewing and approving stock option grants and equity awards under the plans. The Compensation Committee’s membership is determined by the Board and is composed entirely of independent directors.

     Management plays a role in the compensation-setting process. The most significant aspects of management’s role are to evaluate employee performance and recommend salary levels and equity compensation awards. Our Chief Executive Officer often makes recommendations to the Compensation Committee and the Board concerning compensation for other executive officers. Our Chief Executive Officer is a member of the Board but does not participate in Board decisions regarding any aspect of his own compensation. The Compensation Committee can retain independent advisors or consultants and has done so in the past.
Compensation Committee Process
     The Compensation Committee reviews executive compensation upon the signing of an employment agreement, an increase in responsibilities or other factors. With respect to equity compensation awarded to other employees, the Compensation Committee or the Board grants stock options, often after receiving a recommendation from our CEO.
Compensation Philosophy
     The Compensation Committee emphasizes the important link between the Company’s performance, which ultimately increases stockholder value, and the compensation of its executives. Therefore, the primary goal of the Company’s executive compensation policy is to try to align the interests of the executive officers with the interests of the stockholders. In order to achieve this goal, the Company attempts to (i) offer compensation opportunities that attract and retain executives whose abilities and skills are critical to the long-term success of the Company and reward them for their efforts in ensuring the success of the Company, (ii) align the Company’s compensation programs with the Company’s long-term business strategies and objectives, and (iii) provide variable compensation opportunities that are directly linked to the Company’s performance and stockholder value, including an equity stake in the Company. Our named executive officers’ compensation utilizes two primary components — base salary and long-term equity compensation — to achieve these goals. Additionally, the Compensation Committee may award discretionary bonuses to certain executives based on the individual’s contribution to the achievement of the Company’s strategic objectives.
Setting Executive Compensation
     We fix executive base compensation at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We also take into account the compensation that is paid by companies that we believe to be our competitors and by other companies with which we believe we generally compete for executives. In 2004 the Compensation Committee retained Pearl Meyer & Partners (PM&P) to assess the Company’s compensation programs for executive officers, the executive pay strategy and to identify possible revisions to our executive compensation programs. As part of its analysis, PM&P developed a peer group of 19 companies for the purposes of comparing the peer group executive compensation programs to that of the Company’s. The members of the peer group were reviewed by management and approved by the Compensation Committee. The peer group was selected based on industry, organization size, geographical location of corporate office and financial performance. The peer group included: Aastrom Biosciences Inc., Closure Medical Corp., CryoLife Inc., StemCells Inc., Abaxis Inc., Abiomed Inc., Cardima Inc., Cardiotech International Inc., Cepheid Inc., Cerus Corp., Diomed Holdings Inc., Endocare Inc., Illumina Inc., Immunomedics Inc., Large Scale Biology Corp., Lifecell Corp., North American Scientific Inc., Rita Medial Systems Inc. and Vision-Sciences Inc. The assessment provided the Compensation Committee with a comprehensive comparison of the compensation paid to the Company’s executive officers with that paid to similarly situated executives in the peer group. The Compensation Committee adjusted salaries as of the beginning of fiscal 2005, July 1, 2004, based on the report and recommendations prepared by PM&P. In adjusting salaries, the Compensation Committee set base salary at the midpoint range or below the midpoint range based on the executive’s experience and level of responsibility. The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between the components of base salary, long term equity compensation or discretionary bonuses. Also, there are no formal or informal policies regarding allocation between long-term and currently paid out compensation or between cash and non-cash compensation. This is due to the need to tailor each executive officers’ compensation to attract and retain that executive officer. Further, the Compensation Committee periodically reviews peer group compensation.
Base Salary
     The Company provides executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. The base salary component of total compensation is intended to compensate executives competitively within the industry and the marketplace. Subject to the provisions contained in employment agreements with executive officers concerning base salary amounts, base salaries of the executive officers are established by the Compensation Committee based upon compensation data of comparable companies in our market, the executive’s job responsibilities, level of experience, individual performance and contribution to the business. We believe it is important for the Company to provide adequate fixed compensation to highly qualified executives in our competitive industry. In making base salary decisions, the Compensation Committee uses its discretion and judgment based upon personal knowledge of industry practice but does not apply any specific formula to determine the base salaries for the named executive officers.
     Chief Executive Officer. In April 2007, the Company and Mr. Philip H. Coelho, Chairman and Chief Executive Officer of the Company, entered into a new three year employment agreement to further the Company’s strategic goal for succession planning. Under the agreement, (i) Mr. Coelho agreed to remain as Chief Executive Officer of the Company until his replacement is identified and retained, at which time he will serve as the Chief Technology Architect of the Company; and (ii) he will continue to serve as Chairman of the Board, at the Board’s discretion, for a period of three years. The agreement provided for an annual base salary of $360,000, which was his base salary level for fiscal 2006 and which the Company believes is competitive with other similar companies. The Compensation Committee retained Frederic W. Cook & Company to evaluate and opine on the proposal and terms. Effective July 30, 2007, Dr. William R. Osgood was appointed CEO and Mr. Coelho resigned as CEO. Based on his new title and responsibilities, the Board of Directors increased Dr. Osgood’s annual base salary to $345,000.
     In fiscal 2006, to review the Chief Executive Officer’s salary, the Compensation Committee requested the Chief Financial Officer to prepare an update to the compensation analysis performed by PM&P in 2004, with primarily the same peer group. In reviewing Mr. Coelho’s base salary, the Compensation Committee did not target the higher end of competitive salaries, given the current stage of the Company’s development. Based on a review of Mr. Coelho’s performance during the previous year, including restructuring in operations, advancement of key strategic alliances and closing the largest financing in company history, the Compensation Committee increased Mr. Coelho’s base salary to $360,000 effective April 1, 2006. The Compensation Committee did not adjust Mr. Coelho’s base salary through fiscal 2007.
     President and Chief Operating Officer. In January 2003, the Company and Mr. Kevin Simpson entered into an employment agreement whereby Mr. Simpson agreed to serve as President and Chief Operating Officer of the Company. The agreement provided for a base salary rate of at least $217,200 per year, subject to annual increases as may be determined. As a result of the compensation analysis during fiscal 2004 described above, the Compensation Committee increased Mr. Simpson’s base salary rate for fiscal 2005 to $230,000. The Compensation Committee did not adjust Mr. Simpson’s base salary through fiscal 2007. Effective April 30, 2007 Mr. Simpson resigned his position and received severance pay equal to six months of his annual salary or $115,000.

     Effective April 26, 2007, the Company appointed Dr. William R. Osgood as President and Chief Operating Officer. Since January 1, 2007, Dr. Osgood served as the Company’s General Manager of Operations pursuant to an employment agreement entered into in December 2006. Based on his new title and responsibilities, the Board of Directors increased Dr. Osgood’s annual base salary to $290,000. As discussed above, Dr. Osgood was appointed CEO on July 30, 2007.
     Chief Financial Officer. In May 2005, the Company entered into an employment agreement with Mr. Matthew Plavan whereby Mr. Plavan agreed to serve as Chief Financial Officer. The agreement provided for a base salary rate of at least $175,000 per year, subject to annual increases as may be determined. Effective March 16, 2006, the Compensation Committee increased Mr. Plavan’s base salary to $195,000 based on his instrumental role in the fiscal 2006 financing and the restructuring strategy.
     Effective April 26, 2007, the Company and Mr. Plavan agreed to increase and consolidate additional duties as part of his responsibilities. In addition to his current duties, Mr. Plavan assumed the duties of managing investor relations for the Company. The Board of Directors approved an increase in his annual base salary to $230,000, based on his new duties, level and performance.
     Vice President, Research and Development. In August 2004, the Company entered into an employment agreement with Dr. Dennis Marr whereby Dr. Marr agreed to serve as Vice President of Research and Development. The agreement provided for a base salary rate of at least $175,000 per year, subject to annual increases as may be determined. The Compensation Committee did not adjust Dr. Marr’s base salary through fiscal 2007. Dr. Marr’s employment agreement ended on August 22, 2007 and was not renewed. Dr. Marr received severance pay equal to three months of his salary or $43,750.
     Vice President, Scientific Affairs. In March 2006, the Company entered into an employment agreement with Dr. John Chapman whereby Dr. Chapman agreed to serve as Vice President, Scientific Affairs. The agreement provided for a base salary rate of at least $175,000 per year, subject to annual increases as may be determined. The Compensation Committee did not adjust Dr. Chapman’s base salary through fiscal 2007. On August 22, 2007, Dr. Chapman was appointed Vice President, Research and Development and Scientific Affairs and his annual base salary was increased to $215,000.
Long-term Equity Compensation
     The Compensation Committee provides the Company’s executive officers with long-term equity compensation in the form of stock option grants or restricted stock grants under the Company’s Amended 1998 Equity Incentive Plan or the 2006 Equity Incentive Plan (the “Equity Plans”). The ability to provide equity incentives, through the granting of stock options and other equity-based compensation, gives the Compensation Committee the ability to create a combination of cash and stock-based incentive compensation programs to promote high performance and achievement of corporate goals by executives and employees. The Compensation Committee believes that stock based compensation provides the Company’s executive officers with the opportunity to maintain an equity interest in the Company and to share in the appreciation of the value of the Company’s common stock, thereby motivating the executive to maximize long-term stockholder value. It is the Company’s practice to grant options or restricted stock from time to time to executive officers at the fair market value of the Company’s common stock on the date of grant. The option grants also place what can be a significant element of compensation at risk, because stock options have value for the executive only if the market price of the Company’s stock increases above the fair market value on the grant date and the executive remains in the Company’s employ for the period required for the shares to vest. The Compensation Committee considers each grant subjectively, considering factors such as the individual performance of the executive officer, the anticipated contribution of the executive officer to the attainment of the Company’s long-term strategic performance goals and the need to retain key employees. The number of stock options or restricted stock shares granted to other executives in prior years and the total number of shares available for issuance under the Equity Plans are also taken into consideration.

     Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities, in response to changes in industry practices and, occasionally, to achieve equity within a peer group. The Compensation Committee may, however, grant additional stock options to executives and employees for other reasons. Awards of equity-based compensation are not routinely made but may occur throughout the year. Stock options granted to the named executive officers have vesting schedules ranging from nine months to five years. Generally, we do not time the granting of our options or awards with any favorable or unfavorable news released by the Company, except that on occasion, the Compensation Committee times the grant to occur after information concerning the Company is publicly released. We do not have any program, plan or practice that requires us to grant equity-based awards on specified dates, other than for outside directors under the provisions of our Independent Directors Equity Incentive Plan, as described elsewhere under the heading “Director Compensation”. Although the Company has historically only issued stock options and restricted shares, it may in the future grant stock appreciation rights, or other equity-based compensation as permitted in the Equity Plans and as determined appropriate by the Compensation Committee.
     As described in the proxy statement of the Company in connection with last year’s annual meeting of stockholders, as part of the adoption of the Company’s 2006 Equity Incentive Plan, and in connection with transition planning for the Company, the Nominating Committee, in conjunction with the Compensation Committee, proposed, upon stockholder approval of the plan, to grant 500,000 shares of restricted common stock to Philip H. Coelho, our Chief Executive Officer. Following stockholder approval of the plan, on April 26, 2007, the Company awarded the 500,000 shares of restricted stock to Mr. Coelho in connection with entering into his new employment agreement. Under the terms of the award, one-third of the shares vest on April 26, 2008, the first anniversary of the grant date, and the balance vest ratably monthly over a two-year period thereafter. The award provides for acceleration of vesting upon fulfillment of certain objectives established by the Board Committees: (1) Company’s engagement of a new Chief Executive Officer and confirmation by the Board of Directors, (2) development and Board approval of a transition plan for a new Chief Executive Officer and transition of Mr. Coelho to the position of Chief Technology Architect and (3) entry into the Employment Agreement for a term of three years. In no event however, can vesting of the shares based on achievement of these performance goals be accelerated to a date before the first anniversary of the award date. The Compensation Committee believed that the extensive industry knowledge, experience and relationships gained through years of unique contributions to the technology, science and clinical research by Mr. Coelho was important to retain in connection with the strategic goal of successful transition planning. The award was intended to provide appropriate incentive for Mr. Coelho to continue to perform in his existing position while focusing on the timely search and hiring of key executives and the development and execution of effective transition plans, including a succession plan for the Chief Executive Officer, that will allow the new executives to direct the Company on its desired path towards performance growth and profitability. The Compensation Committee retained Frederic W. Cook & Company to review the terms of the award to Mr. Coelho.
     In connection with his appointment in December 2006 as General Manager of Operations, on January 3, 2007, the Company granted a stock option to Dr. William Osgood to purchase up to 150,000 shares. The option vests in three equal annual installments on October 3, 2007, 2008 and 2009. In determining the amount of the grant, the Compensation Committee took into account Dr. Osgood’s experience, position and the number of options granted to other officers. In connection with his appointment to CEO, on August 1, 2007, the Compensation Committee granted a stock option to Dr. Osgood to purchase up to 320,000 shares. The option vests over three years, 1/3 each year, based on meeting annual performance objectives as approved by the Compensation Committee.

     In connection with the increase in his job responsibilities, on April 26, 2007, the Compensation Committee approved an award of 10,000 shares of restricted common stock to Matthew Plavan, our Chief Financial Officer, one-half vesting immediately and the remainder on the first anniversary of the grant date. On August 10, 2007, the Compensation Committee granted a stock option to Mr. Plavan to purchase up to 175,000 shares. The option vests in three equal annual installments on August 10, 2008, 2009 and 2010. In determining the amount of the grant, the Compensation Committee took into account Mr. Plavan’s performance over the prior year, his level of responsibilities and the number of options granted to other officers.
     On August 10, 2007, the Compensation Committee granted a stock option to Dr. John Chapman to purchase up to 80,000 shares. The option vests in three equal annual installments on August 10, 2008, 2009 and 2010. In determining the amount of the grant, the Compensation Committee took into account Dr. Chapman’s performance over the prior year, his promotion to vice president and the number of options granted to other officers.
Bonuses
     The bonus component of executive compensation is designed to reflect the Compensation Committee’s belief that a portion of the compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each executive officer. The bonus is intended to motivate and reward executive officers by allowing the executive officers to directly benefit from the success of the Company. We have not historically paid any automatic or guaranteed bonuses to our executive officers. However, we have from time to time paid signing, retention or other bonuses to particular executive officers. All executive employment contracts provide generally for a discretionary bonus of up to 35% of the executive’s base salary, which is to be determined by the Compensation Committee based on individual performance criteria and Company achievement of profitability during the year.
     The Compensation Committee did not establish any specific bonus plans or objectives for the named executive officers with respect to the fiscal 2007 year, and did not pay any bonuses to any named executive officers with respect to the fiscal 2007 year in light of the Company’s performance and lack of profitability during 2007.
401(k) Plan
     The Company maintains a retirement savings plan, or 401(k) Plan, for the benefit of our executives and employees. Our 401(k) Plan is intended to qualify as a defined contribution arrangement under the Internal Revenue Code (Code). Participants may elect to defer a percentage of their eligible pretax earnings each year or contribute a fixed amount per pay period up to the maximum contribution permitted by the Code. All participants’ plan accounts are 100% vested at all times. All assets of our 401(k) plan are currently invested, subject to participant-directed elections, in a variety of mutual funds chosen from time to time by the Plan Administrator. Distribution of a participant’s vested interest generally occurs upon termination of employment, including by reason of retirement, death or disability. Historically, we have not made matching or other contributions to the 401(k) Plan.

Severance and Change in Control Agreements
     The Company has entered into employment agreements with each of its named executive officers. These agreements include provisions for severance payments in certain circumstances. The Compensation Committee considers these agreements to provide the named executive officers with the ability to make appropriate, informed decisions on strategy and direction of the Company that may adversely impact their particular positions, but nevertheless are appropriate for the Company and its shareholders. Our Compensation Committee believes that companies should provide reasonable severance benefits to employees, recognizing that it may be difficult for them to find comparable employment within a short period of time and that severance arrangements may be necessary to attract highly qualified officers in a competitive hiring environment. Additional information concerning the terms of the Company’s employment, severance and change in control agreements and arrangements appears elsewhere in this proxy statement under the headings, “Employment Agreements” and “Potential Payments Upon a Change in Control”.
     Under the employment agreements, in general, in the event the executive is terminated without cause the executive is entitled to six months of base salary. In the case of Mr. Coelho’s agreement, if Mr. Coelho is terminated without cause he is entitled to the greater of twelve months of base salary or the remaining term of the agreement. In the case of Dr. Osgood’s agreement, if Dr. Osgood is terminated within the first 30 months of the agreement, he is entitled to twelve months of base salary and if the termination occurs during the last six months of the agreement, he is entitled to six months of base salary.
     Under the employment agreements, in the event the executive is terminated as a result of a change in control, the executive is entitled to a lump-sum payment equal to three years of base salary. In the case of Mr. Coelho’s agreement, if the executive is terminated as a result of a change in control, he is entitled to two years of base salary, provided, that he agrees to remain for a transition period not to exceed six months if requested.
Perquisites and Other Personal Benefits
     The Company’s executive officers participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical, dental, life and disability insurance. Relocation benefits also are reimbursed and are individually negotiated when they occur. The Company reimburses each executive officer for all reasonable business and other expenses incurred by them in connection with the performance of their duties and obligations under their employment agreements. The Company does not provide named executive officers with any significant perquisites or other personal benefits.
Accounting and Tax Considerations
     Effective July 1, 2005, we adopted the fair value recognition provisions of FASB Statement No. 123R, “Share-Based Payment”, or SFAS No. 123R. Under SFAS No. 123R, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Compensation expense and tax considerations relating to the expense of stock options under FAS 123R are one of the many factors considered in the determination of stock option awards. With respect to equity compensation awards, any gain recognized by employees from the exercise of nonqualified options with an exercise price equal to the fair market value of the shares on the date of grant should be deductible. In addition, if we grant restricted stock that is not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals and due to the Company’s substantial net operating loss carry forwards, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. The Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of the Company and it’s shareholders.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management and recommends that the Compensation Discussion and Analysis section be included in this proxy statement and included or incorporated by reference in the Company’s Annual Report on Form 10-K.
Respectfully Submitted,
THERMOGENESIS CORP.
COMPENSATION COMMITTEE
Hubert Huckel, M.D., Chairman
Patrick McEnany
Woodrow Myers, M.D.
Independent Directors of the Company

Summary Compensation Table
     The following table sets forth all of the compensation awarded to, earned by, or paid to ThermoGenesis Corp’s principal executive officer, principal financial officer and the four other highest paid executive officers for the year ended June 30, 2007. The officers listed in the table below are referred to in this proxy statement as the “named executive officers.”
SUMMARY COMPENSATION TABLE

Name and			Stock	Option	All Other
Principal		Salary	Awards	Awards	Compensation	Total
Position	Year	($)	($)(1)	($)(1)	($)	($)
Philip H. Coelho, Chairman and Chief Executive Officer	2007	360,000	283,000	305,004	16,756(2)	964,760
Matthew T. Plavan, Chief Financial Officer	2007	199,981	19,833	56,602	4,219(3)	280,635
William Osgood, President and Chief Operating Officer	2007	136,000	—	43,515	19,225(4)	198,740
John Chapman, V.P. of Scientific Affairs	2007	175,000	—	40,463	5,553(3)	221,016
Dennis Marr, V.P. Research and Development	2007	175,000	—	37,749	4,038(3)	216,787
Kevin Simpson, Former President and GM, Surgical Wound Care	2007	194,615	—	38,899	52,706(5)	286,220

(1)	The amounts reported in the Stock Awards and Option Awards columns reflect the dollar amounts recognized as stock-based compensation expense in fiscal 2007 for financial accounting purposes (excluding the effect of any estimate of future forfeitures, and reflecting the effect of any actual forfeitures) determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). See Note 1 of Notes to Financial Statements set forth in our Annual Report on Form 10-K for fiscal 2007 for the assumptions used in determining such amounts.

(2)	Represents payment of $13,846 in accrued vacation and $2,910 for a term life insurance policy for the benefit of Mrs. Coelho.

(3)	Represents accrued vacation pay.

(4)	Represents payment for reimbursable expenses related to relocation activities per Dr. Osgood’s employment agreement.

(5)	Represents $5,916 in accrued vacation pay and $46,789 in severance pay.

Grants of Plan-Based Awards for 2007
     The following table provides information relating to stock and options awarded during the fiscal year ended June 30, 2007.

						All Other
					All Other Stock	Option Awards:
					Awards:	Number of	Exercise or	Grant Date Fair
					Number of	Securities	Base Price of	Value of Stock
	Grant				Shares of Stock	Underlying	Option Awards	and Option
Name	Date		Date of Meeting		or Units (#)	Options (#)	($/SH)(1)	Awards
Philip Coelho	4/26/2007	(2)	4/23/07	(5)	500,000	—	—	$1,700,000

Matthew Plavan	4/26/2007	(3)	4/23/07	(5)	10,000	—	—	$34,000

William Osgood	1/3/2007	(4)	—		—	150,000	$4.29	$245,445

(1)	The exercise price of the options is equal to the closing market price of the common stock on the grant date.

(2)	The restricted stock award shown vests over a period of three years with 33 1/3% of the shares vesting one year from the grant date and the remaining shares vesting in equal monthly installments thereafter. The vesting of the shares may accelerate upon certain conditions: (1) entry into an employment agreement for a term of three years, (2) Company’s engagement of a new Chief Executive Officer and (3) development and Board approval of a transition plan for the new CEO and transition of the incumbent CEO to the position of Chief Technology Architect. However, in accordance with the 2006 Plan, the vesting cannot accelerate sooner than one year from the grant date.

(3)	The stock award shown vested 50% immediately and 50% one year from the grant date.

(4)	The option award shown vests one-third October 3, 2007, one-third October 3, 2008 and one-third October 3, 2009.

(5)	At the April 23, 2007 joint meeting of the Compensation Committee and Governance & Nominating Committee, the grant date of the stock awards was set as the day following public announcement of Mr. Coelho’s employment contract and other related personnel changes.

     Outstanding Equity Awards at Fiscal Year-End
     The following table provides information about outstanding option and stock awards held by the named executive officers as of June 30, 2007. The awards granted in fiscal 2007 are also disclosed in the Grants of Plan-Based Awards Table and the related compensation cost is disclosed in the Summary Compensation Table.

					Stock Awards
	Option Awards					Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)
Philip Coelho	150,000	—	$1.125	7/29/07	—	—
	1,000,000	—	$2.12	6/28/09	—	—
	—	—		—	500,000 (1)	1,380,000
Matthew Plavan	36,000	54,000 (2)	$4.01	5/31/2012
	—	—	—	—	5,000 (3)	13,800
William Osgood	—	150,000 (4)	$4.29	1/2/2010	—	—

John Chapman	24,000	36,000 (5)	$4.30	6/13/2012	—	—

Dennis Marr	24,000	36,000 (6)	$3.98	8/25/2011	—	—

Kevin Simpson	55,651	—	$1.60	7/29/07	—	—
	151,400	—	$3.58	7/29/07	—	—
	18,750	—	$3.75	7/29/07	—	—

(1)	The restricted stock award shown vests over a period of three years with 33 1/3% of the shares vesting one year from the grant date and the remaining shares vesting in equal monthly installments thereafter. The vesting of the shares may accelerate upon certain conditions: (1) entry into an employment agreement for a term of three years, (2) Company’s engagement of a new Chief Executive Officer and (3) development and Board approval of a transition plan for the new CEO and transition of the incumbent CEO to the position of Chief Technology Architect. However, in accordance with the 2006 Plan, the vesting cannot accelerate sooner than one year from the grant date.

(2)	18,000 options to vest on each of May 31, 2008, May 31, 2009 and May 31, 2010.

(3)	Stock award vests on April 24, 2008.

(4)	50,000 options to vest on each of October 3, 2007, October 3, 2008 and October 3, 2009.

(5)	12,000 options to vest on each of June 13, 2008, June 13, 2009 and June 13, 2010.

(6)	12,000 options to vest on each of August 25, 2007, August 25, 2008 and August 25, 2009.

Option Exercises and Stock Vested for 2007
     The following table provides information about stock options exercises by the named executive officers during the fiscal year ended June 30, 2007.

	Option Awards		Stock Awards
	Number of
	Shares		Number of Shares	Value
	Acquired on	Value Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)
Matthew T. Plavan	—	—	5,000	17,000
Kevin Simpson	194,349	181,436	—	—

(1)	The amount shown in the Value Realized on Exercise column represents the difference between the stock option exercise price and the fair market value of our common stock at the time of exercise.

(2)	The amount shown in the Value Realized on Vesting column represents the fair market value of our common stock on the date of vesting.
Potential Payments upon Termination and Change in Control
     The following table describes the potential payments upon a hypothetical termination or a change of control of the Company on June 30, 2007. The actual amounts that may be paid upon an executive’s termination of employment can only be determined at the actual time of such termination.

			Termination
			Following a
	Termination		Change of
	Without Cause		Control(1)
	($)		($)
Employment Agreement
Philip Coelho	1,020,000	(2)	720,000
Matt Plavan	115,000	(3)	690,000
William Osgood	290,000	(4)	870,000
John Chapman	87,500	(3)	525,000
Restricted Stock Agreement
Philip Coelho(5)
Stock Options(6)

(1)	Payable in a lump-sum payment.

(2)	Payable in installments at least twice monthly through April 2010 or a lump-sum payment at the time of termination, at Company’s election.

(3)	Payable in installments at least twice monthly for six months or a lump-sum payment at the time of termination, at Company’s election.

(4)	Payable in installments at least twice monthly for one year or a lump-sum payment at the time of termination, at Company’s election.

(5)	In the event of a dissolution or liquidation of the Company, a merger, consolidation, combination or reorganization in which the Company is not the surviving corporation, or a sale of substantially all of the assets of the Company, the administrator will make a determination as to whether the unvested portions of this award will accelerate, be substituted or lapse.

(6)	This table does not include an estimate for the acceleration of vesting of stock options upon a change of control as this benefit is available to all employees with outstanding stock options as provided in the Equity Plans.

Under the employment agreements of Mr. Coelho and Dr. Osgood “cause” is defined as:
i)	fraud, deliberate injury or intentional material misrepresentation by Executive;

ii)	embezzlement, theft or conversion;

iii)	unauthorized disclosure or other use of the Company’s trade secrets, customer lists or confidential information;

iv)	habitual misuse of alcohol or any non-prescribed drug or intoxicant;

v)	willful misconduct that causes material harm to the Company;

vi)	intentional violation of any other standards of conduct as set forth in the Company’s employee manual and policies;

vii)	conviction of or plea of guilty to nolo contendere to a felony or to a misdemeanor involving moral turpitude;

viii)	continuing failure to communicate and fully disclose material information to the Board of Directors; or

ix)	debarment by an federal agency that would limit or prohibit the Executive from serving in his capacity under the agreement.
Dr. Osgood’s employment agreement also includes the following as definitions of “cause”:
x)	willful failure by the executive to follow directions communicated by the CEO or

xi)	habitual breach of executive’s duties.
Under the employment agreements of Mr. Plavan and Dr. Chapman “cause” is defined as:
i)	willful or habitual breach of employee’s duties;

ii)	fraud or intentional material misrepresentation by employee;

iii)	theft or conversion

iv)	unauthorized disclosure or other use of the Company’s trade secrets, customer lists or confidential information;

v)	habitual misuse of alcohol or any non-prescribed drug or intoxicant;

vi)	debarment by any federal agency that would limit or prohibit the executive from serving in his capacity under the agreement;

vii)	willful violation of any other standards of conduct as set forth n the Company’s employee manual and policies.
Under each employment agreement, “change of control” means an event involving one transaction or a related series of transaction in which one of the following occurs:
i)	the Company issues securities equal to 33% or more of the Company’s issued and outstanding voting securities, determined as a single class;

ii)	the Company issues securities equal to 33% or more of the issued and outstanding common stock of the Company in connection with a merger, consolidation or other business combination;

iii)	the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving company; or

iv)	all or substantially all of the Company’s assets are sold or transferred.
Mr. Coelho’s employment agreement also includes the following as a “change of control” event:
v)	there is a change in the members constituting a majority of the Board in any given year.
Each executive’s employment agreement also includes a one year non-competition provision and a one year non-solicitation provision.

Actual Payments upon Termination
     The following table describes the actual payments upon termination of the employment of Kevin Simpson and Dennis Marr. Mr. Simpson’s employment terminated effective April 30, 2007 and Dr. Marr’s employment terminated effective August 22, 2007.

			Medical and Health
	Base Salary		Benefits
Dennis Marr	$43,750	(1)	—
Kevin Simpson	$115,000	(2)	$1,500

(1)	Payable in bi-weekly installments for three months. Payments cease if Dr. Marr gains full employment.

(2)	Payable in bi-weekly installments for six months. However, in July 2007, the Company made a final lump-sum payment.
DIRECTOR COMPENSATION
     All of our non-employee directors earned director compensation in 2007 in the form of retainers and meeting fees as set forth in the following table.

Quarterly retainer	$4,500
Annual retainer for Chairman of a Committee	$5,000
Fee for each Board meeting attended	$1,000
Fee for each Committee meeting attended when scheduled with a Board meeting	$500
Fee for each Committee meeting attended not scheduled with a Board meeting	$1,000
     In addition, we reimburse our directors for their reasonable expenses incurred in attending meetings of the Board and its committees.
     On the first business day of the fiscal year, each of our non-employee directors who have served for one full year automatically receives a nonqualified stock option grant of 15,000 shares under our Independent Directors Stock Option Plan. Upon the initial election of any new non-employee director, the director receives a nonqualified stock option grant of 25,000 shares under our Independent Directors Stock Option Plan. In both instances, the exercise price is equal to the closing price of the common stock on the date of grant and the options are fully vested upon issuance.
     During the first quarter of fiscal 2008, the compensation committee retained a third party consultant to evaluate current board compensation levels in furtherance of the Board’s attempt to attract and retain additional independent directors. The board of directors adjusted director compensation effective January 1, 2008, except for the non-executive chairman which is effective as of September 13, 2007, as follows:

Quarterly retainer	$6,000
Annual retainer for Chairman of a Committee	$5,000
Fee for each Board meeting attended	$1,500
Fee for each Committee meeting attended	$1,000
Non-executive Chairman of the Board	$25,000

Director Compensation Table
     The following table sets forth the compensation received by each of the Company’s non-employee Directors. Each non-employee director is considered independent under NASD listing standards. Philip Coelho, the Chief Executive Officer of the Company is the Chairman of the Board of directors and receives no additional compensation for serving on the Board. His compensation is described in the Summary Compensation Table above.

	Fees Earned or	Option
	Paid in Cash	Awards(1)(2)	Total
Name	($)	($)	($)
George Barry	32,500	43,761	76,261
Dr. Hubert Huckel	39,500	43,761	83,261
Patrick McEnany	39,500	43,761	83,261
Dr. Woodrow Myers	33,500	—	33,500

(1)	The amounts reported in the Option Awards column reflect the dollar amounts recognized as stock-based compensation expense in fiscal 2007 for financial accounting purposes (excluding the effect of any estimate of future forfeitures, and reflecting the effect of any actual forfeitures) determined in accordance with FAS 123R. See Note 1 of Notes to Financial Statements set forth in our Annual Report on Form 10-K for fiscal 2007 for the assumptions used in determining such amounts. The grant date fair value of the options granted to each director named in the Director Compensation Table, determined in accordance with FAS 123R, was $43,761.

(2)	The following table sets forth the aggregate number of option awards held by each non-employee director as of June 30, 2007:

Aggregate Number of
Name	Option Awards
George Barry	41,000
Dr. Hubert Huckel	45,000
Patrick McEnany	45,000
Dr. Woodrow Myers	25,000
Committees of the Board of Directors
Governance and Nominating Committee
     The Governance and Nominating Committee formed during fiscal 2007 to address general governance and policy oversight; succession planning; to identify qualified individuals to become prospective Board Members and make recommendations regarding nominations for the Board of Directors; to advise the Board with respect to appropriate composition of Board committees; to advise the Board about and develop and recommend to the Board appropriate corporate governance documents and assist the Board in implementing guidelines; to oversee the annual evaluation of the Board and the Company’s Chief Executive Officer, and to perform such other functions as the Board may assign to the committee from time to time. The Governance and Nominating Committee is currently interviewing potential candidates to add up to two new independent directors who may be appointed to the board at any time upon their consent to serve. The Governance and Nominating Committee has a Charter which is available on the Company’s website at www.thermogenesis.com. The Governance and Nominating Committee consists of three independent directors: Mr. McEnany (Chairman), Dr. Huckel and Dr. Myers.

Audit Committee
     The Audit Committee of the Board of Directors makes recommendations regarding the retention of the independent registered public accounting firm, reviews the scope of the annual audit undertaken by our independent registered public accounting firm and the progress and results of their work, reviews our financial statements, and oversees the internal controls over financial reporting and corporate programs to ensure compliance with applicable laws. The Audit Committee reviews the services performed by the independent registered public accounting firm and determines whether they are compatible with maintaining the registered public accounting firm’s independence. The Audit Committee has a Charter, which is reviewed annually and as may be required due to changes in industry accounting practices or the promulgation of new rules or guidance documents. The Audit Committee Charter was filed as Exhibit B to the fiscal 2005 proxy statement. The Audit Committee consists of three independent directors as determined by NASD listing standards: Mr. McEnany (Audit Committee Chairman), Dr. Huckel and Dr. Myers. Mr. McEnany is qualified as an Audit Committee Financial Expert.
Compensation Committee
     The Compensation Committee of the Board of Directors reviews and approves executive compensation policies and practices, reviews salaries and bonuses for our officers, administers the Company’s stock option plans and other benefit plans, and considers other matters as may, from time to time, be referred to them by the Board of Directors. The members of the Compensation Committee are Dr. Huckel (Compensation Committee Chairman), Mr. McEnany and Dr. Myers. The Compensation Committee does not have a Charter.
Compensation Committee Interlocks and Insider Participation
     None of the members of our Compensation Committee were at any time an officer or employee of ours. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee, except that Mr. Coelho serves on the compensation committee of Catalyst Pharmaceuticals, Inc., the Chief Executive Officer of which is Mr. McEnany. In October 2006, Mr. Coelho resigned from the Compensation Committee of Catalyst Pharmaceuticals Inc.
Nominations to the Board of Directors
     Our directors take a critical role in guiding our strategic direction and oversee the management of the Company. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the stockholders and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the medical device industry. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.
     The Board of Directors has a nominating committee. The Board believes given the diverse skills and experience required to grow the Company that the input of all members is important for considering the qualifications of individuals to serve as directors. The Nominating Committee recommends a slate of directors for election at the annual meeting. In accordance with Nasdaq rules, the slate of nominees is approved by a majority of the independent directors. Dr. Huckel, Mr. McEnany and Dr. Myers, each members of the Nominating Committee, are independent as defined in the NASD listing standards.
     In carrying out its responsibilities, the Board will consider candidates suggested by stockholders. If a stockholder wishes to formally place a candidate’s name in nomination, however, he or she must do so in accordance with the provisions of the Company’s Bylaws. Suggestions for candidates to be evaluated by the Nominating Committee must be sent to Assistant Corporate Secretary, 2711 Citrus Road, Rancho Cordova, California 95742.

     In fiscal 2007, the Board of Directors met six (6) times, the Audit Committee met five (5) times, the Compensation Committee met two (2) times and the Governance and Nominating Committee met three (3) times. Each director attended all of the meetings of the Board of Directors. Each director attended all of the meetings of the committees upon which he served, except for Mr. McEnany, who missed one governance and nominating committee meeting; and Dr. Myers, who missed one audit committee meeting and did not attend a compensation committee meeting. All Directors attended the 2006 annual meeting of stockholders. The Board requires all Directors to attend the annual stockholder meeting unless there is an emergency.
     Stockholders may send communications to the Board by mail to the Chairman of the Board, ThermoGenesis Corp., 2711 Citrus Road, Rancho Cordova, California 95742.
Audit Committee Report
     The Audit Committee oversees the financial reporting process for the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee (i) reviews the financial statements, (ii) reviews management’s and the independent auditor’s results of testing of the internal controls over the financial reporting process, (iii) reviews and concurs with managements appointment, termination or replacement of the Chief Financial Officer, (iv) consults with and reviews the services provided by the Company’s independent auditors and makes recommendations to the Board of Directors regarding the selection of the independent auditors, and (v) reviews reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related company compliance policies. The Company’s management has primary responsibility for preparing the financial statements and establishing the Company’s financial reporting process and internal control over financial reporting. Company management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The Company’s independent auditors, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principals. The independent auditors are also responsible for issuing a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibilities include oversight of these processes.
     In accordance with Statements on Auditing Standards (SAS) No. 61 (codification of Statements on Auditing Standards, AU§ 380), as amended by SAS 89 and SAS 90, and Rule 2-07, “Communications with Audit Committees,” of Regulation S-X, the audit committee had discussions with management and the independent auditors regarding the acceptability and the quality of the accounting principles used in the reports. These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting, and the reasonableness of the significant judgments and management decisions made in developing the financial statements. In addition, the Audit Committee has discussed with the independent auditors their independence from the Company and its management and the independent auditors provided the written disclosures and the letter required by Independence Standards Board Standard No. 1 and considered the compatibility of non-audit services with the auditors’ independence.
     The Audit Committee has also met and discussed with the Company’s management, and its independent auditors, issues related to the overall scope and objectives of the audits conducted, the internal controls used by the Company and the selection of the Company’s independent auditors. In addition, the Audit Committee discussed with the independent auditors, with and without management present, the specific results of audit investigations and examinations and the auditor’s judgments regarding any and all of the above issues.

     Pursuant to the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2007, for filing with the Securities and Exchange Commission.
Respectfully submitted,

THERMOGENESIS CORP. AUDIT COMMITTEE Patrick McEnany, Chairman Dr. Hubert Huckel Dr. Woodrow Myers Directors of the Company

Equity Compensation Plan Information
     The following table provides information for all of the Company’s equity compensation plans and individual compensation arrangements in effect as of June 30, 2007.

	Number of	Weighted-
	securities to be	average exercise	Number of securities
	issued upon	price of	remaining available for
	exercise of	outstanding	future issuance under
	outstanding	options,	equity compensation plans
	options, warrants	warrants and	(excluding securities
Plan Category	and rights	rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,470,917	$2.89	3,001,982 (1)
Equity compensation plans not approved by security holders	—	—	—
Total	2,470,917		3,001,982 (2)

(1)	Additionally, the Company’s equity compensation plans include awards for 505,000 shares of restricted stock. See Note 7 of Notes to Financial Statements set forth in our Annual Report on Form 10-K for fiscal 2007 for further discussion regarding the restricted stock awards.

(2)	Under the Company’s 2006 Equity Incentive Plan, the number of shares of common stock equal to six percent (6%) of the number of outstanding shares of the Company are authorized to be used under the under the 2006 Plan. Under this provision, the number of shares available to grant for awards will increase at the beginning of each fiscal year if additional shares of common stock were issued in the preceding fiscal year.
Compliance with Section 16 of the Securities Exchange Act of 1934
     Based solely upon a review of Forms 3, 4 and 5 delivered to the Company as filed with the Securities and Exchange Commission, directors and officers of the Company and persons who own more than 10% of the Company’s common stock timely filed all required reports pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended.
Certain Relationships and Related Party Transactions
     The Company had no related party transactions during fiscal 2007.

Legal Proceedings
     The Company and its property are not a party to any pending legal proceedings. In the normal course of operations, the Company may have disagreements or disputes with employees, vendors or customers. These disputes are seen by the Company’s management as a normal part of business, and there are no pending actions currently or no threatened actions that management believes would have a significant material impact on the Company’s financial position, results of operations or cash flows.
Relationship with Independent Registered Public Accounting Firm
     The Company retained the firm of Ernst & Young LLP as the Independent Registered Public Accounting Firm of the Company for the fiscal year ending June 30, 2007. The Company expects a representative of Ernst & Young LLP to be present at the Annual Meeting of Stockholders, and the representative will have an opportunity to make a statement if he or she desires to do so. Such representative is expected to be available to respond to appropriate questions.
Audit Fees
     Fees for audit services by Ernst and Young LLP totaled $489,000 and $730,000 for the fiscal years ended June 30, 2007 and 2006, respectively, including fees associated with the annual audits of the financial statements, audits of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, the reviews of the Company’s quarterly reports on Form 10-Q, consents, assistance with the review of documents filed with the SEC, and accounting consultations.
Audit-Related Fees
     There were no fees for audit-related services by Ernst & Young LLP for the fiscal years ended June 30, 2007 and 2006.
Tax Fees
     Fees for tax preparation by Ernst and Young LLP totaled $14,000 and $12,000 for the fiscal years ended June 30, 2007 and 2006, respectively.
All Other Fees
     Ernst & Young LLP did not bill us for other services for the fiscal years ended June 30, 2007 and 2006.
     The Audit Committee pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm in accordance with the Audit Committee Charter. The percentage of hours expended on the principal accountant’s engagement to audit the Company’s financial statements for the most recent fiscal year that were attributed to work performed by persons other than the principal accountant’s full-time, permanent employees was 0%.
Code of Ethics
     We have adopted a code of ethics that applies to all employees. A copy of our code of ethics can be found on our website at www.thermogenesis.com. The Company will report any amendment or wavier to the code of ethics on our website within five (5) days.
Stockholder Proposals
     Proposals by stockholders intended to be presented at the 2008 Annual Meeting of Stockholders must be received by us not later than July 12, 2008, for consideration for possible inclusion in the proxy statement relating to that meeting. All proposals must meet the requirements of Rule 14a-8 of the Exchange Act.

     For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead intended to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if the Company (a) receives notice of the proposal before the close of business on September 21, 2008, and advises stockholders in the next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on September 21, 2008
     Notices of intention to present proposals at the 2008 Annual Meeting should be addressed to the Assistant Corporate Secretary, ThermoGenesis Corp., 2711 Citrus Road, Rancho Cordova, California 95742. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
Additional Information
     The Annual Report on Form 10-K for the fiscal year ended June 30, 2007, including audited financial statements, has been mailed to stockholders concurrently with this proxy statement, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. The Company is required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information with the SEC. The public can obtain copies of these materials by visiting the SEC’s Public Reference 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, or by accessing the SEC’s website at www.sec.gov.
     Additional copies of the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2007, will be provided to stockholders without charge upon request. Stockholders should direct any such requests to ThermoGenesis Corp., 2711 Citrus Road, Rancho Cordova, California 95742, Attention: Matthew T. Plavan, Chief Financial Officer.
OTHER BUSINESS
     We do not know of any business to be presented for action at the meeting other than those items listed in the notice of the meeting and referred to herein. If any other matters properly come before the meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof in accordance with their best judgment pursuant to discretionary authority granted in the proxy.
     ALL STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS MAY REVOKE ANY PROXY IF SO DESIRED AT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors

/s/ David C. Adams
David C. Adams,
Corporate Secretary

October 16, 2007
Rancho Cordova, California

PROXY PROXY ThermoGenesis Corp. 2711 Citrus Road Rancho Cordova, CA 95742 Telephone (916) 858-5100 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints William R. Osgood and Matthew Plavan as proxies, each with full power to appoint substitutes, and hereby authorizes them or either of them to represent and to vote as designated below, all the shares of common stock of ThermoGenesis Corp. held of record by the undersigned as of November 1, 2007, at the Annual Meeting of Stockholders to be held at Sacramento Marriott Rancho Cordova, located at 11211 Point East Dr., Rancho Cordova, Ca. 95742, at 9:00 a.m., (PST), on December 14, 2007, and any adjournments or postponements thereof, and hereby ratifies all that said attorneys and proxies may do by virtue hereof. PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS. THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3. PLEASE MARK VOTE IN BRACKET IN THE FOLLOWING MANNER USING DARK INK ONLY. [X] 1. Election of Directors to serve until the Annual Meeting of Stockholders for the fiscal year 2008. Nominees Philip H. Coelho [ ] FOR [ ] WITHHOLD AUTHORITY Hubert E. Huckel, M.D. [ ] FOR [ ] WITHHOLD AUTHORITY Patrick McEnany [ ] FOR [ ] WITHHOLD AUTHORITY Woodrow A. Myers, M.D. [ ] FOR [ ] WITHHOLD AUTHORITY William R. Osgood, Ph.D. [ ] FOR [ ] WITHHOLD AUTHORITY 2. To ratify appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2008. [ ] FOR [ ] AGAINST [ ] ABSTAIN 3. To vote on a stockholder proposal for an amendment to the Bylaws relating to election of Directors. [ ] FOR [ ] AGAINST [ ] ABSTAIN 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO OTHER BUSINESS WHICH PROPERLY MAY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE READ, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH. Dated: ___, 200___ Signature ___Signature Common Stock Please sign exactly as name appears. When shares are held by joint tenants or more than one person, all owners should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Telephone and Internet Voting Instructions You can vote by telephone or internet! Available 24 hours a day 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. To vote using the Telephone (within U.S. and Canada) To vote using the internet Call toll free 1-800-652-VOTE (8683) in the United Go to the following web site: States or Canada any time on a touch tone www.investorvote.com Enter telephone. There is NO CHARGE to you for the call. the information requested on Follow the simple instructions provided by the your computer screen and recorded message. follow the simple instructions. If you vote by telephone or the internet, please DO NOT mail back this proxy card. Proxies submitted by telephone or the internet must be received by 1:00a.m. Central Time, on December 14, 2007. THANK YOU FOR VOTING